EMPLOYMENT AGREEMENT


    This Employment Agreement ("Agreement") is entered into effective as of this 1st day of October 2000 ("Effective Date"), by and between SoftQuad Software, Ltd., a Delaware corporation (the "Company"), and Roberto Drassinower (the "Executive").

    WHEREAS, Executive serves in the capacity of the Company's President and Chief Executive Officer;

    WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to reflect the terms of Executive's employment with the Company in this Employment Agreement ("Agreement");

    NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to be employed by the Company, upon the following terms and conditions:

    1. EMPLOYMENT PERIOD. The Company shall continue to employ Executive, and Executive shall continue to serve the Company, on the terms and conditions set forth in this Agreement, for the Employment Period. As used herein, the phrase "Employment Period" shall mean the period beginning on the Effective Date of this Agreement and ending on the first to occur of any of the events described in Section 4 of this Agreement.

2.    POSITION AND DUTIES.

    (a) During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company, reporting to the Board, with such duties and responsibilities as are customarily assigned to such position, and such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board with notice of such assignment being provided to the Executive in writing.

    (b) During the Employment Period, the Executive shall be nominated to serve as a member of the Board, subject to the Executive's election in accordance with the By-Laws of the Company. If either party terminates this Contract or provides notice of termination, Executive agrees to immediately resign from the Board.

    (c) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full-time efforts to the business and affairs of the Company and use his best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not interfere with the performance of his responsibilities as an executive employee of the Company in accordance with this Agreement or violate the provisions of Section 8 of this Agreement. Executive agrees to provide the Board with notice from time to time of Executive's positions on any such corporate, civic or charitable boards or committees. It is agreed and understood that any

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compensation  paid or payable to Executive  for agreeing to serve,  or serving as, a member of the board of any entity shall be paid over by Executive to the Company immediately upon receipt.

    (d) The Executive's services shall be performed primarily at the Company's offices in Toronto, Ontario and in Seattle, Washington, and shall require business travel commensurate with Executive's responsibilities and position.

    3. COMPENSATION. During the Employment Period, including any periods of vacation, temporary disability or sick leave to which the Executive is entitled, Executive shall receive the following compensation and benefits;

    (a) BASE ANNUAL SALARY. Executive shall receive a base salary (the "Base Annual Salary") for the period from the Effective Date to December 31, 2000, in the annual amount of US $200,000.00. Executive's Base Annual Salary for any periods beginning after January 1, 2001, shall be in an amount not less than US $200,000.00, and shall be reviewed for possible increase at least annually by the Compensation Committee of the Board. Any increase in the Base Annual Salary shall not limit or reduce any other obligation of the Company under this Agreement. Executive's Base Annual Salary shall not be reduced after any such increase, and the term "Base Annual Salary" shall thereafter refer to the Base Annual Salary as so increased. Executive's Base Annual Salary shall be payable in accordance with the Company's payroll practices for key executives as in effect from time to time.

    (b) ANNUAL BONUS. In addition to the Base Annual Salary, for each calendar year during the Employment Period, Executive shall be eligible to earn an annual cash bonus (the "Annual Bonus"). The Annual Bonus for each calendar year during the Employment Period (except for the initial partial year, which shall be prorated) shall be based on achievement of performance goals established by the Compensation Committee of the Board for senior management, which performance goals shall provide that (i) if the minimum performance goals are achieved, Executive shall be entitled to receive 10% of his Base Annual Salary as the Annual Bonus, (ii) if the targeted performance goals are achieved, Executive shall be entitled to receive 20% of his Base Annual Salary as the Annual Bonus, and (iii) if the maximum goals are achieved or exceeded, Executive shall be entitled to receive 30% of his Base Annual salary as the Annual Bonus. Executive's Annual Bonus will be based on such objective performance goals as are established (with the participation of Executive) by the Compensation Committee of the Board, provided that the criteria for Executive's Annual Bonus will be not less favorable than for the Company's senior management generally. Each Annual Bonus shall be paid in a lump sum, in cash, less withholding required by law, not later than 60 days after the end of the period to which the Annual Bonus relates, provided that, except as stated in Section 5, Executive must be employed on the date eligibility for such payment accrues to be eligible for the Annual Bonus. For greater clarity, it is not required that the Executive be employed on the date such payment is made, to be eligible for the Annual Bonus.

    (c) STOCK OPTIONS. Executive shall be entitled to participate in stock options from time to time as determined by the Board in its discretion.

    (d) OTHER BENEFITS. During the Employment Period, Executive shall be entitled to the following, in each case on the terms and conditions as are in effect for other senior management

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of the Company  from time to time or, if not made  available  to other  senior management, on terms and conditions consistent with the express terms of this Agreement as are determined by the Compensation Committee of the Board to be fair and reasonable:

        (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company to the same extent as other senior management;

        (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible to participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior management;

        (iii) Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out his duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses;

        (iv) Executive shall be allowed four (4) weeks paid vacation during each calendar year during the Employment Period, or such other amount as may otherwise be agreed upon by Executive and the Board, in accordance with the Company's vacation policies as they may exist from time to time, with the understanding that paid vacation may be carried over from year to year; and

        (v) The Company will provide Executive with an automobile allowance of $1,000 per month.

    (e)  RELOCATION   ASSISTANCE.   Executive   shall  receive  the  following
relocation assistance:

        (i) In consideration for the Executive's services to be provided hereunder, the Company shall provide Executive a non-transferable interest free loan of $120,000 to assist Executive in purchasing a house in the area of Seattle, Washington ("Residential Loan"), security for which shall be registered against the title of the house purchased by the Executive;

        (ii) The Company shall provide Executive $10,000 for out-of-pocket expenses associated with Executive's relocation;

        (iii) The Company shall reimburse Executive for reasonable expenses associated with the move, including without limitation movers, storage of personal possessions, flights, hotels and/or short term accommodations, and meals; provided that Executive provides documentation acceptable to the Company for such expenses, and

        (iv) The Company shall reimburse Executive for all costs (including without limitation car lease cancellation, and the loss realized in selling and the transaction costs of

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selling Executive's home in the Seattle, Washington area and purchasing a home in Toronto, Ontario) associated with relocating back to Toronto:

             (A) if the company does not continue to have its primary office in Seattle, Washington; or,

             (B) if Executive reasonably determines, including for personal reasons, that it is too difficult to reside in the Seattle, Washington area; or,

             (C) if the employment of the Executive is terminated by the Company without cause; or,

             (D) if the employment of the Executive is terminated by the Executive for Good Reason; or,

             (E) if the employment of the Executive is terminated by reason of the Death or Disability of the Executive

        (v) The Company acknowledges that as a result of the change of residency of the Executive which will result from the Executive's position pursuant to this Agreement, the Executive will incur certain tax liability as a result of the deemed disposition of shares of the Company which are owned by the Executive. As a result of this deemed disposition, the Company agrees to provide assistance to the Executive by posting a bond as security with respect to such deemed disposition and any deferral by the Executive of any resulting tax payment obligations. The terns of such bond shall be provided to the Company by the Executive. The Executive agrees that if his employment with the Company is terminated with Cause, pursuant to section 4(b)(ii), the Executive shall be liable for any deferred tax liability payable with respect to the deemed disposition of shares contemplated herein.

    (f) Executive shall be personally responsible for any income or employment taxes imposed with respect to benefits payable under this Agreement, except as otherwise stated in this Agreement.

    (g) All monetary amounts are expressed in United States currency.

    4. TERMINATION OF EMPLOYMENT. The Employment Period shall expire on the fist to occur of any of the events described in Sections 4(a), (b) or (c) below.

    (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that (i) the Executive has been unable, for a period of six months, or for a total of 180 days in any given period of twelve months, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive's guardian or legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the

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30th day after  receipt  of such  notice  by the  Executive  (the  "Disability
Effective  Date"),  unless  the  Executive  is able to,  and  does,  return to
full-time   performance  of  the  Executive's  duties  before  the  Disability
Effective Date. The Executive shall be entitled to all Compensation pursuant to Section 3 hereof while disabled. The termination of the Executive's
employment   by  reason  of  Disability  or  Death  shall  not  terminate  the entitlement of the Executive to any benefits which are contemplated to continue despite such Disability or Death.

    (b) BY THE COMPANY.

        (i) The Company may terminate Executive's employment during the Employment Period with or without Cause. A termination of the Executive's employment by the Company without Cause shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive, unless the Executive and the Company agree to an earlier effective date of termination.

        (ii) A termination of Executive's employment by the Company with Cause shall be effectuated by giving the Executive written notice ("Notice of Termination with Cause") of the termination, setting forth the conduct of the Executive that constitutes Cause. Except as provided in the following sentence, a termination of employment by the Company with Cause shall be effective on the date when the Notice of Termination with Cause is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given; provided however that any such proposed termination with Cause shall be subject to the notice and cure provisions set forth in Section 12(a)(ii) hereof).

    (c) BY THE EXECUTIVE.

        (i) Executive may terminate his employment with the Company during the Employment Period with or without Good Reason. Executive may, upon delivery of 30 days prior written notice, voluntarily terminate this Agreement, without liability by virtue of such termination at any time with Good Reason.

        (ii) A termination of employment by the Executive with Good Reason shall be effectuated by giving the Company at least thirty (30) days prior written notice ("Notice of Termination with Good Reason") of the termination, setting forth the conduct of the Company that constitutes Good Reason. A termination of employment by the Executive with Good Reason shall be effective on the thirtieth business day following the date when the Notice of Termination with Good Reason is given, unless the Company shall have cured the reasons specified by Executive for such termination on or before such date; provided however that the Company shall not have an opportunity to cure a termination with Good Reason in the event of a termination including one or more of the reasons specified in Sections 12(c)(v) or (vii)).

    (d) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination with Cause or a Notice of Termination with Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement; provided, that the foregoing shall not mean that a notice purporting to be a Notice of Termination

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with  Cause  pursuant  to  Section  4(b)(ii)  that  fails to  comply  with the requirements of such notice will be treated as a valid Notice of Termination with Cause.

    (e)   DATE   OF   TERMINATION.    The   "Date   of   Termination"   means:

             (i)    the date of the Executive's death; or,

             (ii)   the Disability Effective Date; or,

             (iii) the date on which the termination of the Executive's employment by the Company with Cause or by the Executive with Good Reason is effective; or,

             (iv) thirty (30) days after the delivery of written notice of termination in accordance with Sections 4(b)(i) or 4(c)(i), as the case may be in the event of a termination of employment by the Company without Cause or by the Executive without Good Reason, as the case may be.

    5.   OBLIGATIONS   OF  THE  COMPANY  UPON   TERMINATION   OF   EMPLOYMENT.

    (a) TERMINATION BY COMPANY WITHOUT CAUSE OR FOR DISABILITY; VOLUNTARY TERMINATION BY THE EXECUTIVE WITH GOOD REASON. If, during the Employment Period, the Company terminates the Executive's employment other than for Cause or death, or if the Executive terminates his employment with Good Reason, the Company shall pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination and shall provide the continuing benefits described in subparagraph (ii) below, and shall forgive the Residential Loan. The payments and loan forgiveness provided pursuant to this Section 5(a) are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause or death, or for the actions of the Company leading to a termination of the Executive's employment by the Executive with Good Reason, and shall be the sole and exclusive remedy therefor.

        (i) The amounts to be paid in a lump sum as described above are:

            A. The Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall equal the sum of (1) any portion of the Executive's Base Annual Salary payable pursuant to Section 3(a) of this Agreement through the Date of Termination that has not yet been paid; (2) an amount equal to the product of the Annual Bonus the Executive would have received for the calendar year in which such termination occurs determined on the assumption that all goals had been achieved at the targeted level, multiplied by a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination and the denominator of which is 365; (3) any accrued but unpaid vacation pay; and (4) any accrued but unpaid Annual Bonus relating to the calendar year ending prior to the year in which such termination occurs; and

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            B. Severance pay equal to twice the sum:

               (1) Executive's Base Annual Salary (at the rate in effect on the Date of Termination or, if higher, the highest rate in effect during the preceding 12-month period); plus,

               (2) the Annual Bonus that, absent termination, would have been payable to Executive pursuant to Section 3(b) of this Agreement as if Executive were still employed hereunder for the entire calendar year during which the Date of Termination arises determined on the assumption that all goals had been achieved at the targeted level.

        (ii) During the period commencing on the Date of Termination and ending on the second annual anniversary of the Date of Termination (the "Severance Period"), Executive shall be provided with benefits at least as favorable as those that would have been provided to him under clauses (ii) and
(v) of Section 3(d) of this Agreement if the Executive's employment had continued through the end of the Severance Period; provided, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this Section 5(a)(ii) may be made secondary to those provided under such other plan. In the event Executive is ineligible under the terms of such insurance plans or programs to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide the Executive with a lump sum payment equal to the agreed upon present value of the if continuation of such coverage to which Executive is entitled under this Section 5(a)(ii) or such amount is not agreed by the parties, to the cost to the Executive of the replacement of such benefits.

        (iii) In addition, all stock options that would have become vested during the Severance Period shall become vested as of the Date of Termination and shall remain exercisable for such period as would have been applicable if the Executive had remained employed during the Severance Period.

    (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, the Company shall pay to Executive's estate or designated beneficiary the amounts described in subparagraph (i) of Section 5(a) above, in a lump sum in cash within 30 days after the date of Executive's death and shall provide Executive's surviving spouse and/or minor children with the benefits described in subparagraph (ii) of Section 5(a) above. The Residential Loan shall be forgiven. Any stock options granted to the Executive which would have vested during the twelve
(12) month period following the death of the Executive shall vest immediately and may be exercised by his heirs or executors within the period of time provided in the Stock Option Plan of the Company.

    (c) CAUSE OF VOLUNTARY TERMINATION WITHOUT GOOD REASON. If the Executive's employment is terminated by the Company with Cause during the Employment Period, or if the Executive terminates his employment during the Employment Period other than with Good Reason, the Company shall pay the Executive the sum of (i) the Base Annual Salary through the Date of Termination; (ii) any accrued but unpaid Annual Bonus relating to the calendar years

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prior to the year in which such termination occurs, in each case to the extent not yet paid; and (iii) an amount equal to the product of the Annual Bonus the Executive would have received for the calendar year in which such termination occurs (calculated on the assumption that all goals had been achieved at the TARGETED level), multiplied by a fraction, the numerator of which is the number of days in the current calendar year through the Date of Termination and the denominator of which is 365; and thereafter the Company shall have no further obligations under this Agreement.

    6. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

    7. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as specifically provided in Section 5(a)(ii) and 5(c)(ii) of this Agreement, such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

    8. CONFIDENTIAL INFORMATION; NONCOMPETITION.

    (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive's violation of this Section 8(a)) ("Confidential Information"). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with tie prior written consent of the Company or as otherwise required by law or legal process.

    (b) During the Noncompetition Period (as defined below), the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 8(b): (i) the "Noncompetition Period" means the period beginning with the Commencement Date and ending on the first annual anniversary of the Date of Termination;
(ii) a "Competitive Activity" means any business or other endeavor whose primary business is to produce XML authoring software solutions; and (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if he becomes directly or indirectly involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive's personal services, with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and

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retain  investments  during the  Employment  Period and thereafter in not more than five percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

    9. ATTORNEYS' FEES. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of the negotiation of this agreement or as a result of any contest (regardless of the outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement; provided, that in the case of any contest in which the Executive seeks to obtain any relief from the Company pursuant to this Agreement, such fees and expenses shall be paid by the Company only if the Executive obtains a substantial portion of the relief he seeks; and provided, further, that in the case of any action brought by the Company to enforce any provision of Section 8 of this Agreement, such fees and expenses shall be paid by the Company only if it fails to obtain a substantial portion of the relief it seeks. The Company further agrees to reimburse Executive for reasonable professional fees and related expenses incurred in the negotiation and preparation of this Agreement.

    10. EXCISE TAXES.

    (a) In the event that the Executive becomes entitled to the payments and benefits provided under Section 5 of this Agreement (the "Severance Payments") and/or any other payments or benefits in connection with a Change in Control or termination of the Executive's employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (collectively, the "Total Payments"), and if any of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Severance Payments shall be reduced (subject to the 20% limitation described below) until no portion of the Total Payments are not deductible as a result of Section 280G of the Code. Notwithstanding the preceding sentence, the parties agree that in the event the Severance Payments would be required to be reduced by more than 20% in order to avoid the deduction limitations of
Section 280G of the Code, no portion of the Severance Payments will be reduced, in which case the Company shall pay the Executive, at least 30 days prior to the time payment of any such Excise Tax is due, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax and any federal and state and local income tax imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payments.

    (b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) the Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive the Payments (in whole or in part) do not constitute parachute payments or excess parachute payments or are otherwise not subject to the Excise Tax, (B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Payments or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(l) (after applying clause (A) above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

    (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at tie time of the termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. The Executive shall notify the Company of any audit or review by the Internal Revenue Service of the Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of the Executive's receipt of notification of such audit or review. In addition, the Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

    11. SUCCESSORS.

    (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

    (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

    (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

    12. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

    (a) "Cause" means

        (i) Executive shall have been convicted of or pleaded guilty or nolo contendere to, a felony involving theft or moral turpitude;

        (ii) substantial and willful failure to render services in accordance with the terms of this Agreement (other than as a result of illness, accident or other physical or mental incapacity), provided that (A) a demand for performance of services has been delivered to the Executive by the Board of Directors of the Company at least 60 days prior to termination identifying the manner in which such Board of Directors believes that the Executive has failed to perform and (B) the Executive has thereafter failed to remedy such failure to perform; or

        (iii) the Board shall have determined that Executive (based on credible evidence) shall have engaged in fraud, embezzlement, or intentional misappropriation of a material asset of the Company.

    (b) "Change in Control" of the Company means the happening of any of the following events:

        (i) upon the consummation of a merger or consolidation in which the Company's members immediately prior to the effective time of the merger or consolidation will beneficially own immediately after the effective time of the merger or consolidation securities of the surviving or new corporation having less than 50% of the "voting power" of the surviving or new corporation, including "voting power" exercisable on a contingent or deferred basis as well as immediately exercisable "voting power"; or

        (ii) upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all of the assets of the Company on a consolidated basis, provided, however, that the mortgage, pledge or hypothecation of all or substantially all of the assets of the Company on a consolidated basis, in connection with a bona fide financing shall not constitute a Change of Control; or

        (iii) when any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) first becomes, at any time after the date of grant of this option, the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 as in effect on date hereof), directly or indirectly, or more than 50% of the combined "voting power" of the Company's then outstanding securities, excluding "voting power" exercisable on a contingent or deferred basis; excluding, however, the following: (A) any acquisition of securities by the Company, or (B) any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

    (c) "Good Reason" means the occurrence of any of the following without Executive's prior written consent:

        (i) the assignment to the Executive of any duties inconsistent in any respect with Executive's position, including status, offices, titles and reporting relationships, authority, duties, or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties, or responsibilities, excluding any isolated, immaterial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of a reasonable written notice thereof given by Executive;

        (ii) any failure by the Company to provide compensation and benefits to the Executive as described in this Agreement, other than isolated, immaterial, and inadvertent failure not taken in bad faith and which is remedied by the Company promptly after receipt of a reasonable written notice thereof given by Executive;

        (iii) failure by the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 calendar days after a Change in Control of the Company; or

        (iv) the Executive being required to relocate to a principal place of employment more than thirty-five (35) miles from his current place of employment in Seattle, Washington without his consent; or

        (v) the occurrence of a Disability (as defined in Section 4(a) hereof); or

        (vi) any material breach by the Company of its obligations to Executive under this Agreement; or

        (vii) in the event of a Change in Control of the Company, a termination by the Executive, at his own initiative, for any reason during the six (6) month period beginning on the effective date of a Change in Control.

    13. MISCELLANEOUS.

    (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

    (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      IF TO THE EXECUTIVE:

      Mr. Roberto Drassinower
      2403 131st Place NE
      Bellevue, WA  98005 USA

      If to the Company:

      SoftQuad Software, Ltd.
      161 Eglinton Ave. East, Suite 400
      Toronto, Ontario, Canada M4P1J5

      With a copy to:

      Goodmans LLP
      Barristers & Solicitors
      Suite 2400,250 Yonge Street
      Toronto, Ontario M5B 2M6
      Attention; Neill May
      Fax: 416 979-1234

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(b). Notices and communications shall be effective when actually received by the addressee.

    (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

    (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

    (e) The failure of the Executive or the Company to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment with Good Reason pursuant to Section 4(c) of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

    (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

    (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall constitute one instrument.

    IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.


SOFTQAUD SOFTWARE, LTD                    EXECUTIVE



By __________________________             _____________________________
   Name:  JOAN T. DEA                     ROBERTO DRASSINOWER
   Title: DIRECTOR